EXHIBIT 99.1

Tuesday September 8, 4:16 p.m. Eastern Time

Company Press Release

                Watkins-Johnson Announces Restructuring and Cost
                Reduction Plan, Expects Lower Third-Quarter 1998
                                Operating Results

PALO ALTO, Calif.--(BUSINESS WIRE)--Sept. 8, 1998-- Watkins-Johnson Company (NYSE:WJ) today announced it will restructure its operations including a write down of assets and an approximately 20 percent reduction of its global work force. Except for severance costs, most of the charges associated with this action do not affect the company's cash position.

The company expects results of third quarter of 1998, ending Sept. 25, to have a net-of-tax loss of approximately $50 million to $55 million. This estimated loss includes charges for restructuring, down-sizing and other operating charges.

Weakening Semiconductor Equipment Outlook

Continued weak orders for semiconductor capital equipment is the primary reason for this action. The company is sizing its Semiconductor Equipment Group to match a reduced level of forecasted revenue. As part of this resizing, further efforts on the high-density plasma chemical-vapor-deposition (HDPCVD) systems have been discontinued. The intellectual property generated by the plasma development effort is being offered to potential buyers. The company will continue to offer its core atmospheric pressure chemical-vapor-deposition (APCVD) product line to semiconductor manufacturers.

Its future development activities will be focused on two recently announced systems, the WJ-1500 and the WJ-3200A. The WJ-1500 extends the continuous processing APCVD to 0.15 micron design rule fabrication plants. The WJ-3200A system extends WJ's linear injector capability to next generation single wafer processing (APNext).

"Semiconductor investment has declined and the company believes decisive actions are required to bring its cost structure into alignment with the extremely low conditions of this cyclical market," stated Dr. W. Keith Kennedy,
Watkins-Johnson's CEO. "We intend to preserve key research and development activities to provide new equipment for the market applications in premetal dielectric, shallow trench isolation and very-low dielectric constant (VLK) films. New business processes are being implemented and our global support strategy is being refined to effectively support our customers. The Semiconductor Equipment Group will be appropriately positioned as the semiconductor industry recovers."

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Wireless Communications Actions

The  company   continued  to  evaluate  its  Base2(tm)   base-station   product,
reassessing key customer needs and market conditions. Assets associated with this product are included in the write down.

"The telecommunications industry is performing well," said Dr. Kennedy. "Our wireless OEM subassembly product shipments continue to perform to our expectations. We are optimistic for the future of the refocused Wireless Communications business segment."

Share Repurchase Authorization Increased

Watkins-Johnson's Board of Directors has increased the share repurchase authorization by 1,000,000 shares to a maximum of 3,500,000 shares. Through June 26, 1998 approximately 1,757,000 shares had been repurchased of which 52,600 were repurchased during the first half of 1998. Since then, the company has repurchased nearly 640,000 additional shares, bringing the cumulative repurchase to approximately 2,397,000 shares.

Forward-looking Statements

This news release, other than the historical financial information, consists of forward-looking statements that involve risks and uncertainties, including quarterly fluctuations in results, the timely availability of new products, the impact of competitive products and pricing, and the other risks detailed from time to time in the company's SEC reports, including the reports on Form 10-K for the year ended December 31, 1997 and on Form 10-Q for the quarter ended June 26, 1998. Actual results may vary materially.

Background Information

Watkins-Johnson  Company,   headquartered  in  Palo  Alto,  specializes  in  two
high-technology business areas. WJ's wireless-communications units produce radio-frequency components, subassemblies and equipment for fixed and mobile networks worldwide. The company's Semiconductor Equipment Group produces atmospheric-pressure dielectric chemical-vapor-deposition systems for high-volume integrated-circuit manufacturing. Sales in 1997 exceeded $291 million.
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Contact:

     Watkins-Johnson Company, Palo Alto
     Frank E. Emery, 650/813-2752

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